The Prudential Insurance Company of America
A[751 Broad Street
Newark, New Jersey 07102]

PruBenefit SelectSMAssignment Certificate

Assignment Certificate Holder:      John Doe

Assignment Certificate Number:    ######

This Assignment Certificate is issued in connection with an Assignment of Coverage (the “Assignment”) under the group flexible premium variable universal life insurance contract (the “Group Contract”) from the Contract Holder to a Covered Person or to a trust established by a Covered Person (the “Certificate Holder”). This Assignment Certificate is issued by The Prudential Insurance Company of America (“Prudential”) to the Certificate Holder. This Assignment Certificate supersedes the Certificate of Coverage issued to Covered Persons under the Group Contract.

Prudential will provide or pay the Death Benefit of the Coverage to the Certificate Holder’s Beneficiary, subject to this Assignment Certificate’s terms and conditions. The Death Benefit may be fixed or variable. The value of such Coverage will reflect the value of the insurance, including Cash Value, as of the effective date of the Assignment. After the Contract Holder assigns Coverage to a Covered Person, the Contract Holder has no rights with respect to the assigned Coverage. The Certificate Holder has no rights with respect to the Group Contract.

This Assignment Certificate describes the Certificate Holder’s rights and responsibilities with respect to such Coverage. A Certificate Holder has all the rights of a Contract Holder with respect to his or her Coverage, except as set forth in this Assignment Certificate.

This Assignment Certificate is issued in connection with a Group Contract that is non-participating. This means that the Group Contract and this Assignment Certificate will not share in the profits or surplus earnings of Prudential. Prudential will pay no dividends on the profits or surplus.

Prudential will charge for benefits on a pooled, non-experience rated standard claimed basis. This Assignment Certificate is governed by the laws of the State of New Jersey.

NOTICE:  The amount and duration of the Death Benefit may be fixed or variable and the Cash Value may increase or decrease daily, depending on the payment of premium contributions, the investment experience of the Variable Investment Option(s), the amount of interest, if any, credited to the Fixed Interest Rate Option and the charges made. There is no guaranteed minimum Cash Value.

PLEASE REVIEW THIS ASSIGNMENT CERTIFICATE AND THE PROSPECTUS CAREFULLY:
PruBenefit Select is issued by Prudential. It is offered by prospectus only through Pruco Securities, LLC (“Prusec”) or through broker-dealers that have selling agreements with Prusec. A[Prudential and Prusec are both located at 751 Broad Street, Newark, New Jersey 07102], and are Prudential Financial companies.

113550 NJ AC 2000	1	(######)

Table of Contents

Provision	Page

Cover Page
Table of Contents
Schedule of Benefits
Schedule of Charges
Variable Universal Life Insurance Coverage
Insurance Plan Rules
General Rules
List of Investment Options
Definitions
Tables

113550 NJ AC 2000	2	(######)

Schedule of Benefits

GENERAL INFORMATION:

Effective Date of the Assignment:	DATE.

Coverage Effective Date:	DATE.

Minimum Coverage Amount (the sum of the
Minimum Basic Insurance and the Minimum Target Insurance):	$100,000

Type of Death Benefit:	[Type A (fixed) / Type B (variable) / Type C (return of premium)].

C[Interest rate for Type C Death Benefits	Rate between 0% and 8% in 1/2% increments.]

Net Amount at Risk Maximum at issue:	D[$#]

Minimum Amount the Certificate Holder may Withdraw:	$1,000(One Thousand Dollars) per withdrawal.

Minimum Amount the Certificate Holder may Borrow:	$1,000 (One Thousand Dollars) per loan.

Minimum Subsequent Premium Contributions:	$1,000 (One Thousand Dollars)

BASIC INSURANCE AND COVERAGE LIMITATIONS:

Coverage Amount:	$#

Minimum Basic Insurance:	$5,000

Minimum Decrease in Basic Insurance:	$5,000

TARGET TERM INSURANCE AND COVERAGE LIMITATIONS:

Coverage Amount:	$#.

Minimum Target Term Insurance:	$5,000

Minimum Decrease in Target Term Insurance:	$5,000

Attest: _______________________________

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Schedule of Charges

The first table summarizes the maximum fees and expenses that the Certificate Holder will pay at the time he or she makes a premium payment, surrenders this Coverage or transfers amounts between Variable Investment Options.

Transaction Fees
Charge	When Charge is Deducted	Maximum Amount Deductible
Premium Load[1]	Deducted from premium payments	E[8.50]% of each
Target Premium and
E[2.00]% of Excess
Premium in Coverage
Years 1 through 4

E[3.75]% of each
Target Premium and
E[2.00]% of Excess
Premium in Coverage
Years 5 through 9

E[3.75]% of any
premium received in
Coverage Years 10 and
later

Surrender Fee	Deducted upon Surrender	$0
Transfer Fee	Each transfer	F[$25]

[1] The Premium Load includes an amount to cover the cost of commissions; advertising and the printing and distribution of prospectuses and sales literature; any federal, state or local income, premium, excise, business tax or any other type of charge, or component thereof, measured by or based upon the amount of premium received by Prudential.

The second table describes the maximum Coverage fees and expenses that the Certificate Holder will pay periodically during the time he or she owns this Coverage, not including the Funds’ fees and expenses.

Periodic Contract Charges other than the Funds’ Fees and Expenses
Charge	When Charge is Deducted	Maximum Amount Deductible
Cost of Insurance (“COI”) for the Basic Insurance	Monthly	$83.333 per $1,000 of Net Amount at Risk (“NAR”)
COI for the Target Term Insurance	Monthly	$ 83.333 per $1,000 of Net Amount at Risk (“NAR”)

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Mortality and Expense Risk Charge	Monthly	G[0.04]% of assets in Variable Investment Options
Net interest on loans[1]	Annually	1%
Administrative Charge	Monthly	H[$10]
[1] The net interest on loans reflects the net difference between a standard loan with an effective annual interest charge of 5% and an effective annual interest credit equal to 4%. See Loans.

CHARGES DEDUCTED FROM PREMIUM CONTRIBUTION PAYMENTS:

Premium Load:

This charge is deducted to compensate Prudential for the costs of selling the Group Contract, including an amount to cover the cost of any: federal, state or local income, premium, excise, business tax or any other type of charge, or component thereof, measured by or based upon the amount of premium Prudential receives; commissions; advertising and the printing and distribution of prospectuses and sales literature. The Premium Load is deducted from each premium contribution.

For the first four (4) years of each Basic Insurance Coverage Segment, Prudential may charge up to a maximum of E[8.50]% of premiums received each Coverage Year up to the Target Premium andE[2.00]% of Excess Premium. In Coverage Years five (5) through nine (9), Prudential may charge up to a maximum of E[3.75]% of premiums received each Coverage Year up to the Target Premium and E[2.00]% of Excess Premium. In Coverage Years 10 and later, Prudential may charge a maximum of E[3.75%] of any premiums received. The Target Premium is a factor per $1000 of Basic Insurance based on issue age and gender. Any premium received by Prudential in excess of the Target Premium in the same Coverage Year will be treated as Excess Premium. The total Premium Load equals the Premium Load on the Target Premium plus the Premium Load on Excess Premium, if any.

If there are two or more Basic Insurance Coverage Segments, the Target Premium is calculated separately for each segment. When premiums are paid, each premium payment is allocated to each Basic Insurance Coverage Segment based on the proportion of its Target Premium to the total of all Target Premiums currently in effect. The Target Premium for each Coverage Segment will vary by the Covered Person’s gender and issue age on the Coverage Segment’s effective date.

CHARGES DEDUCTED FROM THE COVERAGE FUNDS:

Cost of Insurance:

Prudential deducts a monthly COI charge proportionately from the dollar amounts held in each of the chosen Variable Investment Options and the Fixed Interest Rate Option. The purpose of this charge is to provide insurance coverage.

On each Monthly Date, Prudential will deduct a charge for the COI from the Coverage Fund. Prudential will compute the COI for both the Basic Insurance and any Target Term Insurance. The COI is based on the same mortality table as was applied to the Coverage prior to the assignment. The maximum COI charge will be based on:

(1)	the 1980 Commissioners Standard Ordinary (Sex-distinct, Ultimate, Composite) on an Age Last Birthday (ALB) basis (“1980 CSO”) Mortality Tables if the Coverage was issued prior to January 1, 2009, or the 2001 Commissioners Standard Ordinary (Sex-distinct, Ultimate, Composite) on an Age

113550 NJ AC 2000	5	(######)

Last Birthday (ALB) basis (“2001 CSO”) Mortality Tables if the Coverage was issued on or after January 1, 2009;

(2)	the Extra Rating Class, if any, of the Certificate Holder; and

(3)	the Attained Age and gender of the Certificate Holder.

Prudential will determine annually the COI rate for each currently effective Coverage (Basic Insurance Coverage and Target Term Insurance, if any) shown in the Benefit Summary Report, subject to the maximum COI charge. The maximum COI charge will be based on: the 1980 CSO Mortality Table  or 2001 CSO as described above. If there is only one Coverage Segment currently in effect,Prudential will multiply the rate by the Net Amount at Risk divided by 1.0032737 to compute the maximum charge for the COI.

If there are two or more Coverage Segments (in any combination of Basic Insurance and Target Term Insurance) currently in effect, Prudential will first allocate the total Net Amount at Risk to each Coverage Segment based on the proportion of the Coverage Segment to the total of all Coverage Segments currently in effect. Prudential will multiply the rate(s) by the allocated Net Amount at Risk for each Coverage Segment divided by 1.0032737 and add the results to determine the total maximum charge for the COI.

Non-smoker rates may provide more favorable cost of insurance rates than smokers. Prudential charges a higher cost of insurance rate and/or an extra amount if an additional mortality risk is involved.

The Certificate Holder may qualify for a change in rating after the first Coverage Anniversary if the Certificate Holder becomes a non-smoker, if in Prudential’s sole discretion, it determines that the Certificate Holder is eligible for a change to his or her smoking status based upon Prudential’s general underwriting guidelines in effect at the time of the request. To request the change in rating, the Certificate Holder must submit the request in writing, on a form acceptable to Prudential. If Prudential asks the Certificate Holder to do so, the Certificate Holder must send Prudential the Assignment Certificate and the Benefit Summary Report to be endorsed.

Any evidence of insurability that the Certificate Holder must provide in connection with the change in rating described immediately above shall be attached to and made a part of this Assignment Certificate and the Group Contract. Prudential may contest a claim based upon the Certificate Holder’s evidence of insurability provided in connection with the request. Prudential may contest this Assignment Certificate for no more than an additional two (2) years following the date of the change in rating, but only with regard to the amount of insurance attributable to the reduction in premium.

Mortality and Expense Risk Charge:

This charge is intended to compensate Prudential for assuming mortality and expense risks under this Coverage. The mortality risk Prudential assumes is that the Certificate Holder may live for shorter periods of time than Prudential estimated when mortality charges were determined. The expense risk Prudential assumes is that expenses incurred in issuing and administering this Coverage will be greater than Prudential estimated in fixing Prudential’s administrative charges. This charge is not assessed against amounts allocated to the Fixed Interest Rate Option.

Each month Prudential deducts proportionately from the dollar amounts held in each of the chosen Variable Investment Options a charge based on the assets of the Variable Investment Options up to a maximum of G[0.04]% on the assets of the Variable Investment Options. Prudential will reassess this charge annually, subject to the maximum mortality and expense risk charge.

Administrative Charge:

This charge is intended to compensate Prudential for processing claims, keeping records, communicating with Certificate Holder and similar activities.

Prudential deducts a monthly administrative charge of up to a maximum of H[$10], proportionately from the dollar amounts held in each of the chosen Variable Investment Options and/or the Fixed Interest Rate Option.

113550 NJ AC 2000	6	(######)

Transaction Charges:

Prudential may charge a transaction fee of up to a maximum of F[$25] for each transfer. Prudential deducts the charge proportionately from the dollar amounts held in each of the chosen Variable Investment Options and/or the Fixed Interest Rate Option.

FUND CHARGES:

The Funds pay certain fees and expenses as described in the prospectuses for the Funds. Some of those fees and expenses may be paid to Prudential and its affiliates. Funds may change their fees and expenses. See the current prospectuses for the Funds.

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Variable Universal Life Insurance Coverage

This insurance provides coverage only on the life of a Certificate Holder.

A.	DEATH BENEFIT.

If a person dies while a Certificate Holder, a Death Benefit is payable to the Beneficiary provided Prudential receives proof of death acceptable to Prudential.

If the Coverage is not in default, the amount Prudential will pay will be the Death Benefit determined as of the date of the death of the Certificate Holder, reduced by any Coverage Debt, including any existing Contract Debt with respect to the Certificate Holder’s Coverage incurred by the Contract Holder prior to the Assignment.

If the Coverage is in default, and the death of the Certificate Holder occurs during the grace period, Prudential will pay the Death Benefit, reduced by any Coverage Debt and by the amount needed to pay charges through the date of death.

If a Certificate Holder dies past the grace period, Prudential will not pay a Death Benefit.

Death Benefit Payment:   Generally, Prudential will pay the Death Benefit to the Beneficiary within seven (7) days after Prudential receives proof of death acceptable to Prudential. Prudential will pay the death benefit no later than within 60 days after receipt of due proof of death and proof of interest of the claimant. However, Prudential may delay payment of proceeds from the Variable Investment Option(s) if the disposal or valuation of the Separate Account’s assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists.

The Beneficiary shall submit to Prudential proof of a Certificate Holder’s death. Proof of a Certificate Holder’s death means an original death certificate with a raised seal, or a photocopy of the death certificate initialed to indicate that the party submitting the claim has viewed the original.

Interest on Death Benefit:   Any Death Benefit payment described above will be credited with interest in accordance with applicable laws.

Death Benefit Types:   The Group Contract offers three types of Death Benefit applicable to a Coverage: A, B, and C. At the time Prudential issued the Group Contract, the Contract Holder selected the type of Death Benefit applicable to each Coverage. The Death Benefit type is shown in this Assignment Certificate’s Schedule of Benefits. The Certificate Holder may change the Contract Holder’s initial Death Benefit type selection subject to the restrictions set forth below. The Attained Age Factors are shown in the Table of Attained Age Factors attached to this Assignment Certificate. For the purposes of computing the Death Benefit, if the Coverage Fund is less than zero, Prudential will consider it to be zero.

For all Death Benefit types, when a Covered Person attains age L[100-120], the Coverage’s Death Benefit will equal the Cash Value, less any Coverage Debt outstanding and any past due monthly charges for such Coverage. See Attainment of Age L[100-120].

Type A (fixed):   The Death Benefit on any date is equal to the greater of: (1) the Coverage Amount (as shown in the Schedule of Benefits); or (2) the Coverage Fund before deduction of any monthly charges due on that date, multiplied by the applicable Attained Age Factor.

Type B (variable):   The Death Benefit on any date is equal to the greater of: (1) the Coverage Amount (as shown in the Schedule of Benefits) plus the Coverage Fund before deduction of any monthly charges due on that date; or (2) the Coverage Fund before deduction of any monthly charges due on that date, multiplied by the applicable Attained Age Factor.

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Type C (return of premium):   The Death Benefit on any date is equal to the greater of: (1) the Coverage Amount (as shown in the Schedule of Benefits) plus the total premium contributions paid for such Coverage minus total withdrawals from the Coverage Fund both accumulated with interest at the rate(s) shown in the Benefit Summary Report; or (2) the Coverage Fund before deduction of any monthly charges due on that date, multiplied by the applicable Attained Age Factor. Premiums paid in connection with a reinstatement are not used in the calculation to determine the Type C (return of premium) Death Benefit.

For all death benefit types to determine the Death Benefit, Prudential may use the greater amount under (2) above to ensure that the Coverage complies with the Internal Revenue Code’s definition of life insurance.

Changing the Type C (return of premium) Death Benefit Interest Rate:   The Certificate Holder may not change the Type C (return of premium) Death Benefit Interest Rate. The interest rate applicable to the Type C (return of premium) Death Benefit is shown in the Schedule of Benefits.

Changing the Type of Death Benefit:  Subject to the restrictions set forth below, the Certificate Holder may change the type of Death Benefit any time after Coverage has been assigned and subject to Prudential’s approval. Prudential will increase or decrease the Coverage Amount so that the Death Benefit immediately after the change, generally, matches the Death Benefit immediately before the change. The Basic Insurance after a change may not be lower than the Minimum Basic Insurance. In addition, the sum of the Basic Insurance and the Target Term Insurance must equal or exceed the Minimum Coverage Amount stated in the Schedule of Benefits.

From a Type A (fixed) Death Benefit:   After issue or after the Contract Holder has assigned Coverage to a Certificate Holder, the Certificate Holder may not change from a Type A (fixed) Death Benefit to a Type B (variable) Death Benefit or Type C (return of premium) Death Benefit.

From a Type B (variable) Death Benefit:  If the Certificate Holder is changing from a Type B (variable) to a Type A (fixed) Death Benefit, Prudential will increase the Coverage Amount by the amount in the Coverage Fund on the date the change takes effect.

If the Contract Holder chooses a Type B (variable) Death Benefit at issue, the Certificate Holder will NOT be able to change to a Type C (return of premium) Death Benefit.

From a Type C (return of premium) Death Benefit:   If the Certificate Holder changes the Death Benefit type from a Type C (return of premium) to a Type A (fixed) Death Benefit, Prudential will change the Coverage Amount. Prudential will add to the Coverage Amount the total premiums minus total withdrawals both, credited with interest at the rate(s) chosen by the Contract Holder to apply to all Type C (return of premium) Death Benefits under the Group Contract on the date the change takes effect.

If the Contract Holder chooses a Type C (return of premium) Death Benefit at issue, the Certificate Holder will NOT be able to change to a Type B (variable) Death Benefit.

To request a change, the Certificate Holder must fill out an application for change, which can be obtained from the Employer or the Service Office. Prudential may require the Certificate Holder to send it this Assignment Certificate before making the change. If Prudential approves the change, Prudential will recompute the Coverage’s charges and appropriate tables and send the Certificate Holder a new Assignment Certificate. There may be circumstances under which a change in the Death Benefit type may cause the Coverage to be classified as a Modified Endowment Contract. See Modified Endowment Contracts.

Attainment of Age L[100-120]:  For all Death Benefit types, when a Certificate Holder attains age L[100-120], the Coverage’s Death Benefit will equal the Cash Value, less any Coverage Debt outstanding and any past due monthly charges. For such Coverage, Prudential will then no longer deduct monthly charges for the Cost of Insurance for Basic Insurance and Target Term Insurance, if any, nor accept any contributions.

Prudential will continue to collect the monthly Mortality and Expense Risk Charge and Administrative Charge.

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Target Term Insurance:   This Coverage may provide Target Term Insurance which may be payable on the death of a Certificate Holder. Any such benefit will be payable only if the Coverage is not in default past the grace period at the time of the death.

The Target Term Insurance provides a flexible term insurance benefit to Attained Age 100 of a Certificate Holder. At issue the Contract Holder specifies the amount of Target Term Insurance the Contract Holder desires with respect to the Certificate Holder. That amount will be shown in the Benefit Summary Report. The sum of the Basic Insurance and the Target Term Insurance equals the Coverage Amount.

The value of the Target Term Insurance fluctuates as the value of the Basic Insurance changes under certain circumstances. If the Coverage Fund has grown to the point where the Basic Insurance begins to vary as required by the Internal Revenue Code’s definition of life insurance, the Target Term Insurance will decrease (or increase) dollar for dollar as the Basic Insurance increases (or decreases). It is possible for the Coverage Fund and, consequently, the Basic Insurance, to grow to the point where the Target Term Insurance is reduced to zero. If the Coverage provides for a Type A (fixed) Death Benefit and the Certificate Holder takes a withdrawal from the Coverage Fund of such Coverage, Prudential may reduce the Basic Insurance and the Target Term Insurance proportionately if the Death Benefit was previously increased to meet the definition of life insurance.

Increases in Basic Insurance and/or Target Term Insurance:   The Certificate Holder may not request an increase the Basic Insurance and/or the Target Term Insurance.

Scheduled Increases in Basic Insurance and/or Target Term Insurance:   Prior to the Assignment, the Contract Holder may have requested scheduled increases on designated Coverage Anniversaries for the Target Term Insurance only; or if the Coverage at issue included Basic Insurance and Target Term Insurance, so long as the scheduled increase proportionately increased the Basic Insurance and Target Term Insurance. At the Certificate Holder’s discretion, the scheduled increases may remain in effect. The Certificate Holder may not request changes to scheduled increases other than termination of the scheduled increases.

Decreases in Basic Insurance and/or Target Term Insurance:   The Certificate Holder may request a decrease the Basic Insurance and/or the Target Term Insurance without withdrawing any Cash Value. A decrease in the Basic Insurance and/or Target Term Insurance will reduce the Coverage Amount and the monthly deductions for the cost of insurance.

The following conditions must be met:

(1)	the Certificate Holder must ask for the change in a form that meets Prudential’s needs;

(2)	the amount of the decrease must be at least equal to the minimum decrease in the Basic Insurance and/or the Target Term Insurance shown in the Schedule of Benefits;

(3)	the Basic Insurance and/or the Target Term Insurance after the decrease must be at least equal to the Minimum Basic Insurance and /or the Target Term Insurance shown in the Schedule of Benefits; and

(4)	if Prudential asks the Certificate Holder to do so, the Certificate Holder must send Prudential this Assignment Certificate.

If Prudential approves the decrease, Prudential will send the Certificate Holder a new Assignment Certificate showing the amount and effective date of the change.

For a Coverage with more than one Coverage Segment, a decrease in Basic Insurance and/or the Target Term Insurance will reduce each Coverage Segment on a last in first out basis.

Prudential may decline a request to decrease the Basic Insurance and/or the Target Term Insurance for any Coverage if Prudential determines it would cause the Coverage to fail to qualify as “life insurance” for purposes of Section 7702 of the Internal Revenue Code.

If the Basic Insurance and/or the Target Term Insurance is decreased, there is a possibility that the Coverage will be classified as a Modified Endowment Contract. See Modified Endowment Contracts.

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B.	BENEFICIARY.

When the Contract Holder assigns Coverage to the Certificate Holder, the Certificate Holder’s designation of the Contract Holder as Beneficiary is automatically revoked. The Certificate Holder must designate a new Beneficiary for the Coverage by giving written notice to Prudential on a form acceptable to Prudential. If the Certificate Holder designated a Personal Beneficiary, then upon the assignment, the Personal Beneficiary automatically becomes the Beneficiary for the entire Death Benefit. If the Certificate Holder does not designate a Beneficiary at the time Coverage is assigned and does not have a Personal Beneficiary, then the Certificate Holder’s estate is the Beneficiary.

The Certificate Holder may change his or her Personal Beneficiary designation by giving written notice to Prudential on a form acceptable to Prudential. The Certificate Holder’s Personal Beneficiary is shown in the Benefit Summary Report.

Prudential reserves the right to decide what proof of identity, age or other facts about any persons designated as Personal Beneficiaries it may require before it makes a payment to a Personal Beneficiary.

C.	PREMIUM PAYMENT AND PREMIUM ALLOCATION.

Subject to the limitations below, additional premium contributions may be paid at any time as long as the Coverage is not in default beyond the grace period. Subsequent premium payments are subject to a minimum payment, currently $1,000. See Schedule of Benefits. Such subsequent premium payment will be reduced for the Premium Load as described in the Schedule of Charges. The balance is the Net Premium and which is then allocated to the Coverage Fund on the payment date. See Premium Allocation.

Premium contributions must be paid in accordance with the General Rules. Prudential will provide a signed receipt upon request.

Prudential may refuse to accept a premium payment:

(1)	that would, in the opinion of Prudential, cause a Coverage to fail to qualify as life insurance under applicable tax law;

(2)	that increases the Death Benefit by more than it increases the Coverage Fund; and

(3)	if the NAR exceeds the Net Amount at Risk Maximum at issue stated in the Schedule of Benefits. Prudential will accept any premium payment necessary to keep the Coverage in force.

Furthermore, there are circumstances under which the payment of premiums in amounts that are too large may cause the Coverage to be characterized as a Modified Endowment Contract. See Modified Endowment Contracts. If a premium payment would cause the Coverage to be characterized as a Modified Endowment Contract, Prudential will send the Certificate Holder a letter to advise the Certificate Holder of the Certificate Holder’s options. Generally, the Certificate Holder has 60 days from when Prudential received the premium payment to remove the excess premiums and any accrued interest. If the Certificate Holder chooses not to remove the excess premium and accrued interest, the Coverage will become permanently characterized as a Modified Endowment Contract.

Modified Endowment Contracts: Section 7702A of the Internal Revenue Code defines Modified Endowment Contracts as those life insurance contracts issued or materially changed on or after June 21, 1988 on which the total premium paid during the first seven (7) years exceed the amount that would have been paid if the contract provided for paid up benefits after seven (7) level annual premiums. Under certain conditions, a contract may become a modified endowment contract, or may become subject to a new seven (7) year testing period as a result of a “material change” or a “reduction in benefits” as defined by Section 7702A(c) of the Internal Revenue Code.

A Coverage could be classified as a Modified Endowment Contract if premiums in amounts that are too large are paid or a decrease in the Coverage Amount is made during a seven (7) year testing period. The addition of an increase in the Coverage Amount may also cause a Coverage to be classified as a Modified Endowment Contract if a significant premium is paid in conjunction with an increase.

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Under current tax law, if a Coverage is classified as a Modified Endowment Contract, then amounts the Contract Holder receives under a Coverage before the Certificate Holder’s death, including loans and withdrawals, are included in income to the extent that the Coverage Fund exceeds the premiums paid for such Coverage increased by the amount of any loans previously included in income and reduced by any untaxed amounts previously received other than the amount of any loans excludible from income. An assignment of a Modified Endowment Contract is taxable in the same way. These rules also apply to pre-death distributions, including loans and assignments, made during the two-year period before the time that a Coverage became a Modified Endowment Contract.

Premium Allocation:   The Net Premium will be allotted to one or more of the Variable Investment Options and/or the Fixed Rate Interest Option shown in the List of Investment Options. The allotment for each Investment Option will be made as instructed by the Certificate Holder, on a form acceptable to Prudential, as of the end of the Valuation Period in which it is received in Good Order. The total allocation to all selected investment options must equal 100%.

The Certificate Holder may change the allocation for future Net Premium contributions at any time if the Coverage is not in default. To change the allocations, the Certificate Holder must notify Prudential in a form approved by Prudential. The change will take effect on the date Prudential receives notice from the Certificate Holder. Prudential will send the Certificate Holder a confirmation of the transaction.

Default Allocation:   Prudential will allocate premiums immediately to the money market variable investment option if a premium contribution or transfer request would exceed a limit applicable to any variable investment option, or the underlying Fund is unable to accept the allocation for any reason. The Certificate Holder may reallocate from money market by providing new allocation instructions acceptable to Prudential.

D.	COVERAGE FUND.

After the Coverage Effective Date, the Coverage Fund is equal to what it was on the prior day plus these items:

(1)	any Net Premiums credited that day;

(2)	any increase in the market value of the assets held in the Variable Investment Options to which Net Premiums have been allocated;

(3)	any interest credited to the Fixed Interest Rate Option;

(4)	any interest credited on the Loan Account, if any; and

(5)	any amount credited in accordance with the General Rules; and less any of these items applicable that day:

(6)	any decrease in the market value of the assets held in the Variable Investment Options to which Net Premiums have been allocated;

(7)	any amount charged in the Schedule of Charges;

(8)	any withdrawals;

(9)	any refunds or charges made in accordance with the General Rules; and

(10)	any adjustment due to the termination of coverage.

E.	DEDUCTION OF CHARGES.

Prudential will automatically deduct the applicable charges due from the Coverage Fund.

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When coverage ends for whatever reason, Prudential will determine and deduct the charges due in accordance with the current charges through the date the coverage ends.

F.	VARIABLE INVESTMENT OPTIONS.

Each Variable Investment Option under this Assignment Certificate is a sub-account of a Separate Account of Prudential. The Variable Investment Options invests in the shares of a Fund. The Variable Investment Options available under this Assignment Certificate are shown in the List of Investment Options. Each Fund has its own investment objective and associated risks which are described in the accompanying Fund prospectuses.

Amounts the Certificate Holder allocates to the Variable Investment Options may grow in value, decline in value or grow less than the Certificate Holder expects, depending on the investment performance of the Variable Investment Options the Certificate Holder chooses. The Certificate Holder bears the investment risk that the Funds may not meet their investment objectives. The Certificate Holder may lose his or her entire investment in the Variable Investment Options.

Prudential may establish additional Variable Investment Options. Prudential will notify the Certificate Holder within one (1) year if Prudential does so. Prudential may also eliminate existing Variable Investment Options, but only, where required, with the consent of the SEC and, where required, of the insurance regulator of the state of domicile of Prudential and/or the Governing Jurisdiction of the Group Contract.

A Separate Account is a segregated asset account established by Prudential. Prudential is the owner of the assets in the Separate Account, including for federal income tax purposes. Prudential keeps the assets of the Separate Account separate from the assets of its general account. As authorized by the terms of Section 17B:28-9(c) of the New Jersey Insurance Code, the assets held in the Separate Accounts shall not be chargeable with liabilities arising out of any other business of Prudential. For this purpose, "Assets" means only those Assets held in the Separate Accounts needed to satisfy Prudential’s obligations under the contracts that participate in such Separate Accounts. Assets held in each Variable Investment Option shall not be chargeable with liabilities arising in connection with any other Variable Investment Option.

In addition to these assets, the Separate Account’s assets may include amounts contributed by Prudential to commence operation of the Separate Account and may include accumulations of the charges Prudential makes against the Separate Account. From time to time, Prudential will transfer these additional amounts to its general account. Before making any such transfer, Prudential will consider any possible adverse impact the transfer might have on the Separate Account.

The assets of the Separate Account shall be available to cover the liabilities of the general account only to the extent that the assets exceed the liabilities of the Separate Account arising under the variable universal life insurance policies supported by the Separate Account.

Income, gains and losses, whether or not realized, from assets allocated to a Variable Investment Option, shall be credited to or charged against such Variable Investment Option without regard to other income, gains or losses of Prudential.

Separate Account Investments:   Prudential may invest the assets of different Separate Accounts in different ways. Prudential will do so only, where required, with the consent of the SEC and, where required, of the insurance regulator of the state of domicile of Prudential and/or the Governing Jurisdiction of the Group Contract. Prudential may change the investment policy of the Separate Account but only with the consent of the insurance regulator of the state of domicile of Prudential and/or the Governing Jurisdiction of the Group Contract, where required. That approval process is on file with the insurance regulator of the Governing Jurisdiction of the Group Contract, where required.

Valuation:   Prudential records and tracks the value of each Certificate Holder’s interest in a Variable Investment Option by converting each premium payment into units (each a “Unit”) of the Variable Investment Option or Variable Investment Options selected, by dividing the amount of the premium payment by the unit value of the Variable Investment Option to which that premium payment amount has been allocated.

113550 NJ AC 2000	13	(######)

The value of each Unit changes each Business Day (as defined below) to reflect the investment results, expenses and charges of the Variable Investment Option and the corresponding Fund. The value of each Unit is determined when the net asset value of each Fund is calculated, which is generally at the close of the regular trading session of the New York Stock Exchange (“NYSE”) each day the NYSE is open (a “Business Day”).

On any given Business Day, the value of a Variable Investment Option Unit will be determined by multiplying the value of such Unit for the preceding Business Day by the net investment factor for that Variable Investment Option for the current Business Day. The net investment factor for any Business Day is determined by dividing the value of the Variable Investment Option assets for that day by the value of the Variable Investment Option assets for the preceding Business Day (ignoring, for this purpose, changes resulting from new premium payments and withdrawals).

Prudential converts the dollar amounts of the monthly charges, the Cost of Insurance, Mortality and Expense Risk Charge, and Administrative Charge, into Units. The resulting number of Units are deducted pro-rata from the Variable Investment Options invested in by the Certificate Holder.

Amounts may be transferred from one available Variable Investment Option to another available Variable Investment Option or Variable Investment Options. The transfer may be made in dollars or in terms of a percentage reallocation among Variable Investment Options. In order to account for the transfer, Prudential converts the dollar amount or percentage amount into Units; the resulting number of Units are transferred. Transfers may be subject to limitations. See Transfers.

G.	FIXED INTEREST RATE OPTION.

The Certificate Holder may choose to allocate, initially or by transfer, the Coverage Fund to the Fixed Interest Rate Option. Prudential may limit transfers and withdrawals involving the Fixed Interest Rate Option:

•	only one (1) transfer per Certificate Holder from the Fixed Interest Rate Option will be permitted during each Coverage Year.

•	the maximum amount a Certificate Holder may transfer out of the Fixed Interest Rate Option each Coverage Year is the greater of: (a) 25% of the largest amount in the Fixed Interest Rate Option over the prior four Coverage Years; and (b)$ 2,000. Prudential will adjust transfers out of the Fixed Interest Rate Option due to withdrawals so that the 25% maximum withdrawal from the Fixed Interest Rate Option is not exceeded. If the Fixed Interest Rate Option is the only investment option, Prudential will reduce the amount of the withdrawal so that the 25% maximum withdrawal from the Fixed Interest Rate Option is not exceeded.

Prudential may change these limits in the future or waive these restrictions for limited periods of time in a nondiscriminatory way.

The amounts allocated to the Fixed Interest Rate Options become part of Prudential’s general account. The general account consists of all assets owned by Prudential other than those in the Separate Account and in other separate accounts that have been or may be established by Prudential. Subject to applicable law, Prudential has sole discretion over the investment of the general account assets and contract holders do not share in the investment experience of those assets. Instead, Prudential guarantees that the part of the Coverage Fund allocated to the Fixed Interest Rate Option will accrue interest daily at an effective annual rate that Prudential declares periodically, but not less than an effective annual rate of 2%. Prudential is not obligated to credit interest at a rate higher than an effective annual rate of 2%, although Prudential may do so.

Prudential has the right to postpone paying any part of a withdrawal or surrender that is to come from the Fixed Interest Rate Option for up to six (6) months.

113550 NJ AC 2000	14	(######)

H.	TRANSFERS.

The Certificate Holder may transfer amounts into or out of the Variable Investment Options twice per calendar month, up to 24 transfers per calendar year. Certain restrictions apply to transfers from the Fixed Interest Rate Option. Certain Variable Investment Options may have additional restrictions.

Each transfer must be made by written notice, in a form acceptable to Prudential, sent to the Service Office via electronic mail, facsimile or U.S. mail. There is an administrative charge of up to F[$25] for each transfer.

Transfers among Variable Investment Options will take effect as of the end of the Valuation Period in which a transfer request is received in Good Order at the Prudential Service Office listed in the General Rules. The request may be in terms of dollars, such as a request to transfer $5,000 from one Variable Investment Option to another, or may be in terms of a percentage reallocation among Variable Investment Options. The total allocation to all selected investment options must equal 100%.

All transfers made during the period from the opening of a Business Day (usually 9:00 a.m. Eastern time) to the close of that Business Day (usually 4:00 p.m. Eastern time) are considered one transfer.

Transfers due to any Fund closures or mergers will not be considered towards any applicable transfer limit.

Fixed Interest Rate Option:   Transfers to or from the Fixed Interest Rate Option are restricted. See Fixed Interest Rate Option.

Additional Transfer Restrictions:   The Assignment Certificate was not designed for professional market timing organizations, other organizations, or individuals using programmed, large, or frequent transfers. Large or frequent transfers among Variable Investment Options in response to short-term fluctuations in markets, sometimes called “market timing”, can make it very difficult for Fund advisers/sub-advisers to manage the Variable Investment Options. Large or frequent transfers may cause a Fund to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance to the disadvantage of other contract holders or other Fund investors.

If Prudential (in its discretion) believes that a pattern of transfers or a specific transfer request, or group of transfer requests, may have a detrimental effect on the performance of the Variable Investment Options, or Prudential is informed by a Fund (e.g., by the Fund’s adviser/sub-advisers) that the purchase or redemption of interests in the Variable Investment Option must be restricted because the Fund believes the transfer activity to which such purchase or redemption relates would have a detrimental effect on performance of the affected Variable Investment Option, Prudential may modify a Certificate Holder’s right to make transfers by restricting the number, timing, and amount of transfers. Prudential reserves the right to prohibit transfer requests made by an individual acting under a power of attorney on behalf of more than one Certificate Holder. Prudential will immediately notify the Certificate Holder at the time of a transfer request if Prudential exercises this right.

Any restrictions on transfers will be applied uniformly to all persons who own Assignment Certificates like this one, and will not be waived, except as described above with respect to transfers from the Fixed Interest Rate Option. However, due to the discretion involved in any decision to exercise Prudential’s right to restrict transfers, it is possible that some Certificate Holders may be able to effect transactions that could affect Fund performance to the disadvantage of other Certificate Holders and other Fund investors.

I.	SURRENDER.

The Certificate Holder may choose to surrender the Coverage at any time. To do so, he or she must notify Prudential in writing on a form acceptable to Prudential. Prudential may require the Certificate Holder to send it this Assignment Certificate. The Coverage will end on the date the request is received in Good Order. Prudential will pay the Surrender Value to the Certificate Holder in a lump sum. The Net Cash Value at any time is the Coverage Fund less any applicable Coverage Debt. If the Coverage is in default, the Net Cash Value is zero.

113550 NJ AC 2000	15	(######)

A Certificate Holder may not surrender the Group Contract. Coverage will not end under this Assignment Certificate due to the Contract Holder’s surrender of the Group Contract.

When this provision becomes effective and the Coverage ends, Prudential will not make any changes set forth in the General Rules.

Prudential will make payments to the Certificate Holder as follows:

(1)	Prudential first will calculate any Coverage Debt and any charges due in accordance with the Schedule of Charges.

(2)	Next, Prudential will deduct the total of the amounts in (1) above from the Coverage Fund. The deductions will take place on the date Prudential receives the surrender request in Good Order.

After the total amounts are calculated above, Prudential will usually pay any Surrender Value within seven (7) days after Prudential receives the request from the Certificate Holder and this Assignment Certificate, if Prudential requires it, at the Prudential Service Office. Payments will be made by wire transfer to the account designated by the Certificate Holder unless the Certificate Holder requests otherwise.

Prudential may delay payment of proceeds from the Variable Investment Option(s) if the disposal or valuation of the Separate Account’s assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists.

Prudential may delay payment of the Surrender Value attributable to the Fixed Interest Rate Option for up to six (6) months. Prudential will pay interest as required by applicable law if such a payment is delayed for more than 30 days.

J.	WITHDRAWALS.

The Certificate Holder may make withdrawals from the Coverage subject to the following conditions and the remainder of this section:

(1)	the Certificate Holder must ask for the withdrawal in a form approved by Prudential;

(2)	the Coverage ’s Net Cash Value after withdrawal may not be less than an amount equal to the total charges for one (1) month;

(3)	the Certificate Holder may not withdraw less than the minimum amount shown in the Schedule of Benefits;

(4)	the Basic Insurance and/or Target Term Insurance after a withdrawal must be at least equal to the Minimum Basic Insurance and/or Minimum Target Term Insurance shown in the Schedule of Benefits;

(5)	the sum of the Basic Insurance and the Target Term Insurance must equal or exceed the Minimum Coverage Amount shown in the Schedule of Benefits; and

(6)	for a Coverage with a Type A Death Benefit, Prudential may ask for proof that the Certificate Holder is insurable for the resulting increase in the Net Amount at Risk.

Any amount withdrawn may not be repaid except as a premium contribution subject to charges. Prudential reserves the right to refuse a request for a withdrawal that would, in the opinion of Prudential, cause the Coverage to fail to qualify as life insurance under applicable tax law.

Effect on a Coverage Fund:   An amount equal to the reduction in the Coverage Fund will be withdrawn proportionally from the Variable Investment Options and the Fixed Interest Rate Option unless the Certificate Holder instructs otherwise. The Certificate Holder may not direct a withdrawal to come from the Fixed Interest Rate Option. Prudential will adjust the withdrawal allocation so that the 25% maximum withdrawal from the

113550 NJ AC 2000	16	(######)

Fixed Interest Rate Option is not exceeded. If the Fixed Interest Rate Option is the only investment option, Prudential will reduce the amount of the withdrawal so that the 25% maximum withdrawal from the Fixed Interest Rate Option is not exceeded.

Withdrawal of any portion of the Net Cash Value increases the risk that the Coverage Fund may be insufficient to provide a Death Benefit. If such a withdrawal is followed by unfavorable investment experience, the Coverage may go into default.

Effect on Basic Insurance and Target Term Insurance:   Withdrawals will not affect the Basic Insurance or Target Term Insurance with respect to Type B (variable) or Type C (return of premium) Death Benefit except when the Coverage Amount has been increased to ensure that the Coverage continues to satisfy the Internal Revenue Code’s definition of life insurance.

If the Certificate Holder requests the withdrawal from a Coverage with a Type A (fixed) Death Benefit and the withdrawal would cause the Net Amount at Risk to increase, the Certificate Holder must prove to Prudential that he or she is insurable for the increase. If the Certificate Holder is not insurable for the increase or the Certificate Holder does not desire to maintain the original Coverage Amount, Prudential will reduce the Basic Insurance and Target Term Insurance, if any, proportionately, using a formula to ensure that the Coverage satisfies the definition of life insurance under Section 7702 of the Internal Revenue Code. If the Basic Insurance and Target Term Insurance are scheduled to change, Prudential will similarly adjust all remaining Basic Insurance and Target Term Insurance to offset the increase. The reduction in the Basic Insurance or Target Term Insurance will never be more than the withdrawal amount. If Prudential reduces the Basic Insurance or the Target Term Insurance, Prudential will recompute the charges and values for the Coverage. Prudential will send the Certificate Holder a new Assignment Certificate showing the new Coverage Amount(s).

After Prudential approves the withdrawal request, Prudential will usually pay any withdrawal amount within seven (7) days after Prudential receives the request from the Certificate Holder and the Benefit Summary Report, if Prudential requires it, at the Prudential Service Office. Payments will be made by wire transfer to the account designated by the Certificate Holder unless the Certificate Holder requests otherwise. Prudential may delay payment of amounts from the Variable Investment Option(s) if the disposal or valuation of the Separate Account’s assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists.

K.	LOANS.

The Contract Holder may assign a Coverage to the Certificate Holder with existing Contract Debt.

Subject to the minimum loan requirement shown in the Schedule of Benefits and the requirements of this provision, the Certificate Holder may at any time borrow any amount up to the current Loan Value of the Coverage less any existing Coverage Debt.

Date of a Loan:   A loan may take place only on a Business Day. To take out a loan, the Certificate Holder must request it on a form acceptable to Prudential. The dollar value of the loan will be paid to the Certificate Holder within seven days after all the documents required for such a payment are received in Good Order. Prudential will determine the payment amount as of the end of the Valuation Period in which the necessary documents are received by Prudential. However, Prudential may delay payment of proceeds from the Variable Investment Option(s) if the disposal or valuation of the Separate Account’s assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists.

Loan Value:   If the Coverage is not in default, the Coverage’s Loan Value at any time is equal to 100% of the Cash Value minus total charges for one (1) month.

If the Coverage is in default, the Loan Value is zero.

Coverage Debt:   Coverage Debt at any time means the loan on the Coverage at that time, plus the interest Prudential has charged that is not yet due and that Prudential has not yet added to the loan.

113550 NJ AC 2000	17	(######)

Loan Requirements:   For Prudential to approve a loan, the following requirements must be met:

(1)	the Certificate Holder must assign the Coverage to Prudential as sole security for the loan;

(2)	the Certificate Holder must be living; and

(3)	the resulting Coverage Debt must not be more than the Loan Value.

If there is already Coverage Debt when the Certificate Holder borrows from Prudential, Prudential will add the new amount the Certificate Holder borrows to that debt.

Interest Charge:   Prudential will charge interest daily on any loan. Interest is due on the Coverage Anniversary or when the loan is paid back, whichever comes first. If interest is not paid when due, it becomes part of the loan. Prudential will then also start to charge interest on it. Except as stated below, Prudential charges interest at an effective annual rate with a maximum of 5%.

Preferred Loan:   Unless the Certificate Holder asks Prudential otherwise, a portion of the amount the Certificate Holder may borrow on or after the 10th Coverage Anniversary will be considered a preferred loan up to an amount equal to the maximum preferred loan amount described below. Preferred Loans are charged interest at an effective annual rate with a maximum of 4.5%.

Maximum Preferred Loan Amount:   The maximum preferred loan amount available starting on the 10th Coverage Anniversary is (A) minus (B), where (A) is the total amount the Certificate Holder may borrow, and (B) is the total premium contributions paid less total withdrawals, if any. If (B) is less than zero, Prudential will consider it to be zero.

Effect on Coverage Fund:   When a Certificate Holder takes a loan, Prudential will transfer an amount equal to the loan proceeds and loan interest that becomes part of the loan, if it is not paid when due, first out of the Variable Investment Options and then the Fixed Interest Rate Option, as applicable, into the general account. Unless the Certificate Holder instructs Prudential to take the loan amount from specific Variable Investment Options and Prudential agrees, the reduction first will be made from the Variable Investment Options in the same proportions as the value of each Variable Investment Option bears to the total value of all Variable Investment Options. The loan amount is deducted from the Fixed Interest Rate Option only when insufficient amounts are deducted from the Variable Investment Options.

A Loan Account that is part of the Coverage Fund will be set up in Prudential’s general account whenever the Certificate Holder takes out a loan. While a loan is outstanding, the amount in the Loan Account will continue to be treated as part of the Coverage Fund. Prudential will credit the Loan Account with interest at an effective annual rate of 4%. On each Monthly Date, Prudential will increase the portion of the Coverage Fund in the investment options by interest credits accrued on the loan since the last Monthly Date. The maximum net interest rate spread of a standard loan is 1% and the maximum net interest rate spread of a preferred loan is 0.50%.

Prudential will not increase the portion of the Coverage Fund allocated to the Variable Investment Options and/or the Fixed Interest Rate Option by loan interest that is paid before Prudential makes it part of the loan. Prudential reserves the right to change the manner in which Prudential allocates loan repayments. If Prudential makes such a change, Prudential will do so for all group contracts like the Group Contract. Prudential will send the Certificate Holder notice of any change.

Repayment:   When the Certificate Holder repays all or part of a loan, Prudential will increase the portion of the Coverage Fund in the Variable Investment Options and/or the Fixed Interest Rate Option by the amount of the loan the Certificate Holder repays plus interest credits accrued on the loan since the last transaction date and reduce the Loan Account. The increase to the Coverage Fund will never be more than the Loan Account. Prudential will use the investment option the Certificate Holder designates or the investment allocation for future premium payments as of the loan payment date. If loan interest is paid when due, it will not change the portion of the Coverage Fund allocated to the investment options. Prudential reserves the right to change the manner in which Prudential allocates loan repayments.

113550 NJ AC 2000	18	(######)

When Prudential pays a Death Benefit, part of the Coverage Debt will be repaid as described under Death Benefit provision. When the Coverage is surrendered, any Coverage Debt is due and will be deducted from the Coverage Fund.

Excess Insurance Debt:   The Coverage Debt is the amount of all outstanding loans plus any interest accrued but not yet due. If, on any Monthly Date, the Coverage Debt equals or exceeds the Coverage Fund, the Coverage will go into default. Prudential will notify the Certificate Holder of a 61-day grace period, within which time the Certificate Holder may repay all or enough of the loan to obtain a positive Cash Value and thus keep the Coverage in force.

If the Coverage lapses or is surrendered, the amount of unpaid Coverage Debt will be treated as a distribution and will be immediately taxable to the extent of gain in the Coverage. Reinstatement of the Coverage after lapse will not eliminate the taxable income, which Prudential is required to report to the Internal Revenue Service.

Prudential, in its sole discretion, reserves the right to impose the following additional requirements with respect to loan amounts that are deducted from the Fixed Interest Rate Option:

Repayment Allocations:   Prudential may allocate the loan repayment first to the Fixed Interest Rate Option and then to the Variable Investment Options.

Subsequent Premium Payments:   Prudential may require that any subsequent premium payments be used to repay the loan amount allocated to the Fixed Interest Rate Option in order to reduce the portion of the Loan Account allocated to the Fixed Interest Rate Option.

Prudential will give notice to the Certificate Holder if it intends to apply the repayment allocation and subsequent premium payment requirements set forth above.

L.	BASIS OF COMPUTATION.

Prudential will compute the maximum COI charge for both the Basic Insurance and any Target Term Insurance using:

(1)	the 1980 CSO Mortality Tables if the Coverage was issued prior to January 1, 2009, or the 2001 CSO Mortality Tables if the Coverage was issued on or after January 1, 2009;

(1)	the Extra Rating Class, if any, of the Certificate Holder; and

(2)	the Attained Age and gender of the Certificate Holder.

The surrender values provided by the Assignment Certificate are at least as large as those set by applicable law. Where required, Prudential has given the insurance regulator a detailed statement of how Prudential computes values and benefits.

113550 NJ AC 2000	19	(######)

Insurance Plan Rules

A.	ELIGIBILITY.

A Covered Person is eligible for an Assignment under the Group Contract if the Certificate Holder has been insured under the Group Contract for at least three years and such assignment must be made in writing on a form acceptable to Prudential.

B.	WHEN COVERAGE ENDS FOR A CERTIFICATE HOLDER.

A Certificate Holder’s Coverage will end:

(1)	upon the death of the Certificate Holder;

(2)	the Coverage is in default at the end of the grace period; or

(3)	the Coverage is surrendered.

Termination of Coverage is treated as a surrender in all cases. The value of the Coverage Fund shall be reduced to zero as of such date.

Coverage will not end due to the termination of the Group Contract.

113550 NJ AC 2000	20	(######)

General Rules

A.	DEFAULT; GRACE PERIOD.

On each Monthly Date, Prudential will determine the Coverage’s Net Cash Value. If the Net Cash Value is an amount equal to greater than the total charges for one (1) month, the Coverage is in force. The Coverage is in default if the Net Cash Value is an amount less than the total charges for one (1) month. The Group Contract is in default if all Coverages are in default.

Notice of Default: If the Coverage is in default, Prudential will mail the Certificate Holder a notice stating the amount Prudential will need to keep the Coverage in force. That amount will equal a premium contribution which Prudential estimates will keep the Coverage in force for three (3) months from the date of default. Prudential will grant a 61-day grace period from the date Prudential mails the notice to pay this charge. The Coverage will remain in force during this period. If that amount is not paid to Prudential by the end of the 61-day grace period, the Coverage will lapse and be treated as a surrender under Variable Universal Life Insurance Coverage.

During the grace period, Prudential will not charge interest on the charges due and will continue to assess the charges shown in this Assignment Certificate. If the Certificate Holder dies during the grace period, any Death Benefit payable will be reduced by the amount of the charges due. The Certificate Holder is liable to pay charges, including interest charges on Coverage Debt, to Prudential during the grace period.

B.	REINSTATEMENT.

A Coverage that lapsed may be reinstated within five (5) years after the date of default, if the following conditions are met:

(1)	the Group Contract is inforce;

(2)	renewed evidence of insurability as required by Prudential;

(3)	payment of a charge equal to: (a) an amount, if any, required to bring the Coverage Fund to an amount equal to total charges for one month on the date the Coverage went into default, plus (b) the deductions from the Coverage Fund from the grace period through the reinstatement date, plus (c) a premium that Prudential estimates will cover all charges and deductions for the next three (3) months; and

(4)	any Coverage Debt with interest to date is restored or paid back. If the Coverage Debt is restored and the Coverage Debt with interest would exceed the loan value of the reinstated Coverage, the excess must be paid to Prudential before reinstatement.

The reinstatement date will be the date Prudential approves the Certificate Holder’s request. Prudential will deduct all required charges from the Certificate Holder’s payment and the balance will be placed into the Coverage Fund.

C.	END OF COVERAGE.

If the Coverage is in default and an amount sufficient to bring the Coverage Fund out of default is not paid to Prudential by the end of the grace period described above, the Coverage will lapsewhen the grace period ends. But the Certificate Holder may write to Prudential to ask that the Coverage cease at the end of the period for which charges have been deducted or at any time during the grace period. Then the Coverage will end on the date requested.

113550 NJ AC 2000	21	(######)

D.	ADJUSTMENTS RELATED TO AGE OR SEX.

If the age or sex used to determine the Cost of Insurance is found to be in error while the Certificate Holder is still living, the current charge will then be adjusted to reflect the correct age or sex. If this adjustment results in a change in the amount of the charge, any difference between the charge deducted from the Coverage Fund for the Certificate Holder and the charge required on the basis of the correct age or sex will be paid as follows:

(1)	If the adjustment results in an increased charge, the difference will be deducted from the Coverage Fund. If the amount in the Coverage Fund is not sufficient to make the adjustment, the Certificate Holder will pay the difference when notified by Prudential.

(2)	If the adjustment results in a decreased charge, Prudential will credit the difference to the Coverage Fund.

Any credit or deduction will be made to or from the Coverage Fund as agreed to by the Certificate Holder and Prudential.

If the age or sex used to determine the Cost of Insurance is found to be in error after a Certificate Holder is deceased, Prudential will adjust the Death Benefit payable and any amount to be paid, as required by law, to reflect the correct age or sex. Any such benefit will be based on what the most recent deductions from the Coverage Fund would have provided at such Certificate Holder’s correct age or sex.

G.	INCONTESTABILITY OF THE COVERAGE; AMENDMENTS.

Incontestability of Insurance for an Employee: The validity of the Coverage shall not be contested, except for nonpayment of premium contributions, after it has been in force for two (2) years from the issue date, the reinstatement date or the effective date of any change made to the Coverage that requires Prudential’s approval and would increase Prudential’s liability.

No statement made by any Employee insured under the policy relating to his or her insurability shall be used in contesting the validity of the Coverage with respect to which the statement was made after the Coverage has been in force prior to the contest for a period of two (2) years during the lifetime of the Employee nor unless it is contained in a written instrument signed by the Employee, provided to the Employee or, in the event of death or incapacity of the Employee, to the Employee’s personal representative.

Amendments: The Coverage may be amended, at any time, without the consent of anyone else with a beneficial interest in it, other than the Certificate Holder. This can be done through a written request made by the Certificate Holder and agreed to by Prudential. But an amendment will not affect a claim incurred before the date of change.

The approval of an officer of Prudential is required: to waive any conditions or restrictions of the Group Contract or this Assignment Certificate; or to extend the time in which a charge may be paid; or to make or change a contract; or to bind Prudential by a promise or representation or by information given or received. An agent of Prudential is not an officer

No change in this Assignment Certificate is valid unless shown in:

(1)	an endorsement signed by an officer of Prudential; or

(2)	an amendment signed by the Certificate Holder and by an officer of Prudential.

However, if this Assignment Certificate is changed automatically in accordance with the General Rules, the change may be made in an amendment to this Assignment Certificate that is signed only by an officer of Prudential.

113550 NJ AC 2000	22	(######)

H.	REPORTS.

At least once each Coverage Year Prudential will send the Certificate Holder a report. The report will show: the Death Benefit; the amounts allocated among the Variable Investment Option and/or Fixed Interest Rate Option; the Net Cash Value; the Surrender Value; any Coverage Debt and the interest rate on the Coverage Debt; premium contributions paid; investment results; charges deducted; and withdrawals taken since the last report. The report may also show any other data that may be required where the Group Contract is delivered. All reports may be delivered through electronic means.

J.	ASSIGNMENTS.

The Certificate Holder may not assign this Assignment Certificate or the Group Contract.

K.	RIGHT TO REFUSE CONTRIBUTIONS.

Prudential may refuse to accept a premium payment:

(1)	that would, in the opinion of Prudential, cause a Coverage to fail to qualify as life insurance under applicable tax law;
(2)	that increases the Death Benefit by more than it increases the Coverage Fund; and
(3)	if the NAR exceeds the Net Amount at Risk Maximum at issue stated in the Schedule of Benefits. Prudential will accept any premium payment necessary to keep the Coverage in force.

L.	CONFORMITY WITH LAW; CHARGE ADJUSTMENTS.

If the provisions of the Assignment Certificate do not conform to the requirements of any state or federal law or regulation that applies to it, this Assignment Certificate is automatically changed to conform to the requirements of that law or regulation.

The Coverage has been designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code. Prudential reserves the right, however, to decline any change Prudential determines would cause the Coverage to fail to qualify as life insurance under the applicable tax law. This includes, but is not limited to, changing the Basic Insurance or Target Term Insurance, withdrawals and changing the type of Death Benefit. Prudential has the right to change the Assignment Certificate to require additional premium payments or to make distributions from the Coverage to the extent necessary to continue to qualify the Coverage as life insurance. Prudential also has the right to refuse to accept a premium payment that would, in the opinion of Prudential, cause the Coverage to fail to qualify as life insurance under applicable tax law.

Charges deducted from premium payments and the Coverage Fund may change from time to time based on the expectation of future experience, subject to the maximums shown on the Schedule of Charges. In deciding whether to change any of these charges, Prudential will periodically consider mortality, persistency, expenses, taxes and interest credits and/or investment experience to see if a change in the Prudential assumptions is needed. Changes in factors will be by class.

M.	RECEIPT OF NOTICE AND PAYMENTS.

All notices to Prudential under this Assignment Certificate will be deemed received when such notices are received by the Service Office at the following address:

The Prudential Insurance Company of America
A[PruBenefit Funding
13001 County Road 10
Plymouth, MN 55442
Phone 800.286.7754 • Fax 888.667.2941
E-mail: coli@prudential.com]

113550 NJ AC 2000	23	(######)

All payments to Prudential under this Assignment Certificate will be remitted by the Contract Holder or its designated representative. Such payments will be deemed received when such payments are received by the payment office maintained by a third party administrator at the following address:

Attention: The Prudential Insurance Company of America
A[ First Class Mail:
PO Box 105441
Atlanta, GA 30348-5441

Express Mail:

Wachovia Bank
LBX# 105441
3585 Atlanta Ave
Hapeville, GA 30354]

Prudential may change the addresses specified above. If it does so, it will notify the Certificate Holder.

Notices to Prudential or from Prudential to the Certificate Holder may be made through electronic means.

N.	DUTIES OF THE CERTIFICATE HOLDER.

The duties of the Certificate Holder are to:

(1)	accept and keep this Assignment Certificate;

(2)	comply with all of the terms and conditions of this Assignment Certificate.

O.	INVESTOR CONTROL.

Treasury Department regulations do not provide specific guidance concerning the extent to which the Certificate Holder may direct its investment in the particular Variable Investment Options without causing the Certificate Holder, instead of Prudential, to be considered the owner of the underlying assets. Because of this uncertainty, Prudential reserves the right to make such changes as Prudential deems necessary to assure that the Group Contract or the Assignment Certificate qualifies as life insurance for tax purposes. Any such changes will apply uniformly to affected Certificate Holders and will be made with such notice to affected Certificate Holders as is feasible under the circumstances.

P.	DOLLAR COST AVERAGING.

As an administrative practice, Prudential is currently offering a feature called Dollar Cost Averaging (“DCA”). Under this feature, either fixed dollar amounts or a percentage of the amount designated for use under the DCA option will be transferred periodically from the DCA Money Market investment option into other Variable Investment Options available under the Assignment Certificate, excluding the Fixed Interest Rate Option. Certificate Holders may choose to have periodic transfers made monthly or quarterly.

Each automatic transfer will take effect as of the end of the Valuation Period on the date coinciding with the periodic timing the Certificate Holder designates provided the New York Stock Exchange is open on that date. If the New York Stock Exchange is not open on that date, or if the date does not occur in that particular month, the transfer will take effect as of the end of the Valuation Period, which immediately follows that date. Automatic transfers will continue until: (1) $50 or less remains of the amount designated for Dollar Cost Averaging, at which time the remaining amount will be transferred; or (2) the Certificate Holder notifies Prudential of a change in DCA allocation or cancellation of the feature. Currently, a transfer that occurs under the DCA feature is not counted towards the transfer limit. Prudential reserves the right to change this practice, modify the requirements, or discontinue the feature.

113550 NJ AC 2000	24	(######)

List of Investment Options

I[AIM Variable Insurance Funds
AIM V.I. Core Equity Fund, Class I
AIM V.I. International Growth Fund, Class I
AIM V.I. Small Company Cap EquityFund, Class I
AIM V.I. Utilities Fund, Class I

Alliance Bernstein Variable Product Series Fund, Inc.
International Growth, Class A
International Value, Class A
Real Estate, Class A
Small Cap Growth Portfolio, Class A

DWS Variable Series I
DWS Bond VIP, Class A
DWS Capital Growth VIP, Class A

DWS Variable Series II
DWS Dreman High Return Equity VIP, Class A
DWS Global Thematic VIP, Class A
DWS Government & Agency Securities VIP, Class A
DWS Mercury Large Cap Core VIP, Class A
DWS Strategic Income VIP, Class A
DWS Technology VIP, Class A

DWS Investment VIT Funds
DWS Small Cap Index VIP, Class A

Fidelity Variable Insurance Products
Contrafund Portfolio, Service

Equity-Income Portfolio, Service
Index 500 Portfolio, Service
Investment Grade Bond Portfolio, Service
Mid Cap Portfolio, Service
Money Market Portfolio, Service
Overseas Portfolio, Service
Value Leaders Portfolio, Service
Value Strategies Portfolio, Service
Investor Freedom 2015 Portfolio, Service
Investor Freedom 2020 Portfolio, Service
Investor Freedom 2025 Portfolio, Service
Investor Freedom 2030 Portfolio, Service

Franklin Templeton Variable Insurance Products Trust
Franklin Large Cap Value Securities Fund – Class 2
Franklin Small Cap Value Securities Fund – Class 1
Franklin Strategic Income Securities Fund – Class 1
Mutual Discovery Securities Fund – Class 1
Templeton Global Income Securities Fund – Class 1
Templeton Global Asset Allocation Fund – Class 1

JPMorgan Series Trust II
JPMorgan Bond Portfolio

113550 NJ AC 2000	25	(######)

JPMorgan Investment Trust
Diversified Mid Cap Growth Portfolio – 1
Diversified Mid Cap Value Portfolio – 1

Neuberger Berman Advisers Management Trust (“AMT”)
Neuberger Berman AMT Mid Cap Growth Portfolio, Class I
Neuberger Berman AMT Partners Portfolio, Class I
Neuberger Berman AMT Socially Responsible Portfolio, Class I

PIMCO Variable Insurance Trust
All Asset Portfolio, Administrative Class
Global Bond Portfolio (Unhedged), Administrative Class
Low Duration Portfolio, Administrative Class
Long-Term U.S. Government Portfolio, Administrative Class
Real Return Portfolio, Administrative Class
Short-Term Portfolio, Administrative Class
Total Return Portfolio, Administrative Class

Prudential Series Fund, Inc.
Diversified Bond Portfolio
Diversified Conservative Growth Portfolio
Equity Portfolio
Global Portfolio
High Yield Bond Portfolio
Natural Resources Portfolio
Value Portfolio
SP Aggressive Growth Asset Allocation Portfolio
SP Balanced Asset Allocation Portfolio
SP Conservative Asset Allocation Portfolio
SP Growth Asset Allocation Portfolio
SP PIMCO High Yield Portfolio
SP Strategic Partners Focused Growth Portfolio

Royce Capital Fund
Royce Micro-Cap Portfolio, Investment Class
Royce Small-Cap Portfolio, Investment Class

The Universal Institutional Funds, Inc.
Core Plus Fixed Income Portfolio Class I
Emerging Markets Equity Portfolio Class I
Value Portfolio Class I

Van Eck Global Worldwide Insurance Trust
Worldwide Absolute Return Fund
Worldwide Emerging Markets Fund
Worldwide Hard Assets Fund
Worldwide Real Estate Fund]

113550 NJ AC 2000	26	(######)

Definitions

Assignment Certificate – The document Prudential will issue to the Certificate Holder outlining the Certificate Holder’s rights and responsibilities after the Contract Holder assigns Coverage to the Certificate Holder.

Attained Age – The Certificate Holder’s age on the Coverage Effective Date plus the number of whole years since then. For any Coverage Segment effective after the Coverage Effective Date, the Certificate Holder’s attained age is the issue age of that Coverage Segment plus the length of time in whole years since its Coverage Effective Date.

Attained Age Factors – The attained age factors are shown in the Table of Attained Age Factors attached to this Assignment Certificate. If the Certificate Holder was covered under the Group Contract on or after January 1, 2009, the attained age factors will be based upon 2001 CSO.

Basic Insurance – An amount of group flexible premium variable universal life insurance. The amount of life insurance as shown in this Assignment Certificate’s Schedule of Benefits.

Benefit Summary Report – A summary of the Certificate Holder’s coverage.

Business Day – A day on which the main office of Prudential in Newark, New Jersey is open, the NYSE is open and the SEC has not restricted trading or declared an emergency.

Cash Value – The same as the “Coverage Fund.”

Certificate Holder – A Covered Person, or trust established by a Covered Person, to whom the Contract Holder assigns the Coverage allocated to that Covered Person. Prudential issues an Assignment Certificate to the Certificate Holder.

Contract Date – The date the Group Contract is effective, as specified in the Group Contract.

Contract Holder – The employer, SPECIFY EMPLOYER NAME, or a trust established by the employer, that is issued the Group Contract.

Cost of Insurance (“COI”) – The charge for insurance that varies based on the individual characteristics of the Certificate Holder, including such characteristics such as age, gender, Extra Rating Class, if any, and years from Coverage Effective Date.

Coverage – An amount of group flexible premium variable universal life insurance. The Coverage may consist of different Coverage Segments with different characteristics such as different effective dates and underwriting classes.

Coverage Amount – The Coverage Amount is equal to the sum of all the Basic Insurance and Target Term Insurance Coverage Segments.

Coverage Anniversary – The same date as the Coverage Effective Date in each later year. The Coverage Anniversary is shown in the Benefit Summary Report.

Coverage Debt – The principal amount of all outstanding loans plus any interest accrued thereon.

Coverage Effective Date – The date Coverage becomes effective for each Certificate Holder under the Group Contract. The Coverage Effective Date is shown in the Benefit Summary Report.

Coverage Fund – The total amount credited to a Certificate Holder under the Group Contract. On any date it is equal to the sum of the amounts in all the Variable Investment Options and the Fixed Interest Rate Option, and the principal amount of any Coverage Debt plus any interest earned thereon.

113550 NJ AC 2000	27	(######)

Covered Person – An Employee whose life is insured under Group Contract ######. Also, a “Certificate Holder.”

Coverage Segment – The Basic Insurance at issue is the first Coverage Segment. Target Term Insurances are separate Coverage Segments. For each increase in Basic Insurance and/or Target Term Insurance, a new Coverage Segment is created for the amount of the increase.

Coverage Year – A year that starts on a Coverage Effective Date or on a Coverage Anniversary.

Death Benefit – If a Coverage is not in default, this is the amount Prudential will pay upon the death of the Certificate Holder, less any Coverage Debt.

Employee – A person employed or formerly employed by the Employer. If permitted by applicable state law, the term Employee may also include a director of the Employer’s board of directors.

Employer – An Employer under the Group Contract is the Contract Holder or if the Group Contract is owned by a trust, the trust grantor.

Excess Premium – The amount of premium received over the Target Premium.

Extra Rating Class – A substandard rating percentage of 1980 CSO or 2001 CSO, as applicable.
Face Amount – The initial Coverage Segment on the Coverage Effective Date shown in the Benefit Summary Report.

Fixed Interest Rate Option – An investment option under which interest is accrued daily at a rate that Prudential declares periodically, but not less than an effective annual rate of 2%.

Fund – A Fund is a portfolio of a series mutual fund. One or more of the available Funds may be chosen as an underlying investment for the Assignment Certificate.

Good Order – An instruction received at Prudential’s Service Office utilizing such forms, signatures, and dating as Prudential requires, which is sufficiently clear and complete and for which Prudential does not need to exercise any discretion to follow such instructions.

Group Contract – The group flexible premium variable universal life insurance contract ###### issued to the Contract Holder.

Internal Revenue Code – The Internal Revenue Code of 1986, as amended.

Loan Account – A Loan Account that is part of the Coverage Fund will be set up in Prudential’s general account whenever the Certificate Holder takes out a loan.

Minimum Coverage Amount – An amount specified in the Group Contract’s Schedule of Benefits.

Monthly Date – The Coverage Effective Date and the same date in each subsequent month.

Net Amount at Risk (“NAR”) – The amount by which the Death Benefit exceeds the Coverage Fund.

Net Cash Value – The Coverage Fund minus any Coverage Debt.

Net Premiums – The amounts allocated to the Variable Investment Options and/or the Fixed Interest Rate Option after Prudential deducts the Premium Load and the first month’s charges.

Personal Beneficiary – An individual, trust or any other legal entity designated by the Covered Person, prior to any assignment of Coverage to the Covered Person, who will receive a portion of the Death Benefit.

Preferred Loan – A portion of the amount the Certificate Holder may borrow on or after the 10th Coverage Anniversary up to the maximum preferred loan amount. See Loans.

113550 NJ AC 2000	28	(######)

Premium Load – The charge that is deducted from all premium payments to compensate Prudential for the costs of selling the Group Contract, including any federal, state or local income, premium, excise, business tax or any other type of charge, or component thereof, measured by or based upon the amount of premium Prudential receives, commissions, advertising and the printing and distribution of prospectuses and sales literature.

The Prudential Insurance Company of America – The company issuing the Assignment Certificate.

Separate Account – The words Separate Account, when Prudential uses them in this Assignment Certificate without qualification, mean any Separate Account Prudential establishes to support variable universal life insurance contracts like the Group Contract. The Separate Account that supports this Assignment Certificate, the Group Contract and other similar group contracts is called the Prudential Variable Contract Account GI-2.

Surrender Value – The amount payable to the Certificate Holder upon surrender of the Coverage. It is equal to the Coverage Fund minus any Coverage Debt.

Target Premium – The Target Premium is a factor per $1,000 of Basic Insurance, based on issue age and gender. See Schedule of Charges.

Target Term Insurance – A flexible term insurance benefit to Attained Age 100 of the Certificate Holder. The Contract Holder specifies the initial amount for such Coverage.

Underwriting Class – The three types of underwriting classes Prudential offers - fully underwritten, simplified issue, and guaranteed issue basis.

Valuation Period – The period of time from one determination of the value of the amount invested in a variable investment option to the next. Such determinations are made when the net asset values of the portfolios of the Funds are calculated, which would be as of the close of regular trading on the New York Stock Exchange (generally 4:00 p.m. Eastern time).

Variable Investment Options – Each subaccount within the Separate Account that invests in a corresponding Fund.

113550 NJ AC 2000	29	(######)

Tables

Maximum Cost of Insurance Rates
1980 Commissioners Standard Ordinary (“CSO”) Mortality Table

M A L E		F E M A L E		U N I S E X

Covered		Covered		Covered
Person’s	Monthly	Person’s	Monthly	Person’s	Monthly
Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
Last Birthday	Per 1,000	Last Birthday	Per 1,000	Last Birthday	Per 1,000

15	0.118	15	0.073	15	0.118
16	0.133	16	0.077	16	0.133
17	0.143	17	0.080	17	0.143
18	0.152	18	0.083	18	0.152
19	0.157	19	0.086	19	0.157
20	0.158	20	0.088	20	0.158
21	0.158	21	0.090	21	0.158
22	0.157	22	0.092	22	0.157
23	0.153	23	0.093	23	0.153
24	0.150	24	0.096	24	0.150
25	0.146	25	0.098	25	0.146
26	0.143	26	0.100	26	0.143
27	0.143	27	0.103	27	0.143
28	0.142	28	0.107	28	0.142
29	0.143	29	0.110	29	0.143
30	0.146	30	0.114	30	0.146
31	0.150	31	0.118	31	0.150
32	0.156	32	0.123	32	0.156
33	0.163	33	0.128	33	0.163
34	0.171	34	0.134	34	0.171
35	0.181	35	0.142	35	0.181
36	0.193	36	0.152	36	0.193
37	0.208	37	0.163	37	0.208
38	0.223	38	0.178	38	0.223
39	0.242	39	0.193	39	0.242
40	0.263	40	0.211	40	0.263
41	0.285	41	0.229	41	0.285
42	0.309	42	0.248	42	0.309
43	0.336	43	0.267	43	0.336
44	0.364	44	0.287	44	0.364
45	0.394	45	0.307	45	0.394
46	0.427	46	0.327	46	0.427
47	0.461	47	0.349	47	0.461
48	0.498	48	0.373	48	0.498
49	0.538	49	0.399	49	0.538
50	0.583	50	0.428	50	0.583
51	0.636	51	0.458	51	0.636
52	0.694	52	0.493	52	0.694
53	0.761	53	0.532	53	0.761
54	0.834	54	0.571	54	0.834
55	0.913	55	0.611	55	0.913
56	0.998	56	0.650	56	0.998

113550 NJ AC 2000	30	(######)

Maximum Cost of Insurance Rates
1980 CSO Mortality Table

M A L E		F E M A L E		U N I S E X

Covered		Covered		Covered
Person’s	Monthly	Person’s	Monthly	Person’s	Monthly
Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
Last Birthday	Per 1,000	Last Birthday	Per 1,000	Last Birthday	Per 1,000

57	1.087	57	0.688	57	1.087
58	1.182	58	0.725	58	1.182
59	1.285	59	0.767	59	1.285
60	1.400	60	0.817	60	1.400
61	1.530	61	0.878	61	1.530
62	1.677	62	0.958	62	1.677
63	1.841	63	1.053	63	1.841
64	2.023	64	1.160	64	2.023
65	2.218	65	1.274	65	2.218
66	2.428	66	1.393	66	2.428
67	2.649	67	1.511	67	2.649
68	2.888	68	1.633	68	2.888
69	3.151	69	1.769	69	3.151
70	3.448	70	1.930	70	3.448
71	3.786	71	2.128	71	3.786
72	4.173	72	2.373	72	4.173
73	4.612	73	2.666	73	4.612
74	5.092	74	3.004	74	5.092
75	5.604	75	3.380	75	5.604
76	6.142	76	3.788	76	6.142
77	6.698	77	4.223	77	6.698
78	7.277	78	4.693	78	7.277
79	7.897	79	5.214	79	7.897
80	8.578	80	5.806	80	8.578
81	9.341	81	6.486	81	9.341
82	10.201	82	7.271	82	10.201
83	11.153	83	8.158	83	11.153
84	12.177	84	9.135	84	12.177
85	13.248	85	10.191	85	13.248
86	14.351	86	11.318	86	14.351
87	15.478	87	12.515	87	15.478
88	16.628	88	13.782	88	16.628
89	17.808	89	15.128	89	17.808
90	19.036	90	16.571	90	19.036
91	20.343	91	18.140	91	20.343
92	21.786	92	19.891	92	21.786
93	23.511	93	21.951	93	23.511
94	25.831	94	24.603	94	25.831
95	29.322	95	28.418	95	29.322
96	35.083	96	34.490	96	35.083
97	45.083	97	44.770	97	45.083
98	62.096	98	61.997	98	62.096
99	83.333	99	83.333	99	83.333

113550 NJ AC 2000	31	(######)

Table of Attained Age Factors

Mortality: 1980 CSO Mortality Table - Interest: 1st Year 7%; 4% Thereafter

Covered Person’s
Attained Age
Last Birthday	MALE	FEMALE	UNISEX

15	7.51759	9.08959	7.51759
16	7.29212	8.79828	7.29212
17	7.07844	8.51730	7.07844
18	6.87408	8.24612	6.87408
19	6.67699	7.98358	6.67699
20	6.48547	7.72868	6.48547
21	6.29806	7.48179	6.29806
22	6.11398	7.24206	6.11398
23	5.93260	7.00876	5.93260
24	5.75374	6.78225	5.75374
25	5.57760	6.56234	5.57760
26	5.40377	6.34882	5.40377
27	5.23330	6.14192	5.23330
28	5.06654	5.94139	5.06654
29	4.90351	5.74701	4.90351
30	4.74489	5.55887	4.74489
31	4.59059	5.37673	4.59059
32	4.44106	5.20036	4.44106
33	4.29613	5.02952	4.29613
34	4.15595	4.86446	4.15595
35	4.02043	4.70492	4.02043
36	3.88963	4.55082	3.88963
37	3.76367	4.40245	3.76367
38	3.64237	4.25978	3.64237
39	3.52564	4.12278	3.52564
40	3.41339	3.99133	3.41339
41	3.30558	3.86518	3.30558
42	3.20205	3.74419	3.20205
43	3.10257	3.62798	3.10257
44	3.00697	3.51610	3.00697
45	2.91517	3.40845	2.91517
46	2.82691	3.30474	2.82691
47	2.74204	3.20467	2.74204
48	2.66039	3.10826	2.66039
49	2.58183	3.01531	2.58183
50	2.50630	2.92570	2.50630
51	2.43370	2.83931	2.43370
52	2.36402	2.75608	2.36402
53	2.29725	2.67597	2.29725
54	2.23332	2.59887	2.23332
55	2.17218	2.52458	2.17218

113550 NJ AC 2000	32	(######)

Table of Attained Age Factors

     Mortality: 1980 CSO Mortality Table - Interest: 1st Year 7%; 4% Thereafter

Covered Person’s
Attained Age
Last Birthday	MALE	FEMALE	UNISEX

56	2.11367	2.45291	2.11367
57	2.05763	2.38364	2.05763
58	2.00390	2.31645	2.00390
59	1.95234	2.25121	1.95234
60	1.90288	2.18787	1.90288
61	1.85546	2.12653	1.85546
62	1.81009	2.06732	1.81009
63	1.76674	2.01045	1.76674
64	1.72540	1.95601	1.72540
65	1.68604	1.90398	1.68604
66	1.64853	1.85418	1.64853
67	1.61274	1.80639	1.61274
68	1.57853	1.76034	1.57853
69	1.54580	1.71585	1.54580
70	1.51449	1.67289	1.51449
71	1.48464	1.63151	1.48464
72	1.45628	1.59186	1.45628
73	1.42950	1.55414	1.42950
74	1.40434	1.51846	1.40434
75	1.38075	1.48485	1.38075
76	1.35863	1.45321	1.35863
77	1.33783	1.42338	1.33783
78	1.31815	1.39518	1.31815
79	1.29943	1.36844	1.29943
80	1.28159	1.34308	1.28159
81	1.26460	1.31910	1.26460
82	1.24851	1.29653	1.24851
83	1.23341	1.27543	1.23341
84	1.21935	1.25584	1.21935
85	1.20630	1.23768	1.20630
86	1.19418	1.22082	1.19418
87	1.18284	1.20511	1.18284
88	1.17210	1.19038	1.17210
89	1.16177	1.17643	1.16177
90	1.15165	1.16305	1.15165
91	1.14147	1.15002	1.14147
92	1.13098	1.13709	1.13098
93	1.11984	1.12395	1.11984
94	1.10772	1.11029	1.10772
95	1.09441	1.09586	1.09441
96	1.07985	1.08056	1.07985
97	1.06423	1.06450	1.06423
98	1.04814	1.04821	1.04814
99	1.03421	1.03421	1.03421

113550 NJ AC 2000	33	(######)

Maximum Cost of Insurance Rates
2001 Commissioners Standard Ordinary (“CSO”) Mortality Table

M A L E		F E M A L E		U N I S E X

Covered		Covered		Covered
Person’s	Monthly	Person’s	Monthly	Person’s	Monthly
Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
Last Birthday	Per 1,000	Last Birthday	Per 1,000	Last Birthday	Per 1,000

15	0.055	15	0.030	15	0.055
16	0.065	16	0.033	16	0.065
17	0.074	17	0.034	17	0.074
18	0.079	18	0.037	18	0.079
19	0.082	19	0.038	19	0.082
20	0.083	20	0.039	20	0.083
21	0.084	21	0.041	21	0.084
22	0.085	22	0.042	22	0.085
23	0.087	23	0.043	23	0.087
24	0.088	24	0.044	24	0.088
25	0.091	25	0.046	25	0.091
26	0.095	26	0.048	26	0.095
27	0.098	27	0.051	27	0.098
28	0.097	28	0.053	28	0.097
29	0.096	29	0.056	29	0.096
30	0.095	30	0.058	30	0.095
31	0.094	31	0.063	31	0.094
32	0.095	32	0.066	32	0.095
33	0.097	33	0.071	33	0.097
34	0.099	34	0.077	34	0.099
35	0.103	35	0.083	35	0.103
36	0.109	36	0.089	36	0.109
37	0.116	37	0.095	37	0.116
38	0.124	38	0.100	38	0.124
39	0.133	39	0.105	39	0.133
40	0.143	40	0.112	40	0.143
41	0.156	41	0.119	41	0.156
42	0.171	42	0.128	42	0.171
43	0.189	43	0.138	43	0.189
44	0.210	44	0.149	44	0.210
45	0.231	45	0.163	45	0.231
46	0.253	46	0.180	46	0.253
47	0.271	47	0.198	47	0.271
48	0.285	48	0.220	48	0.285
49	0.303	49	0.244	49	0.303
50	0.326	50	0.270	50	0.326
51	0.355	51	0.300	51	0.355
52	0.392	52	0.333	52	0.392
53	0.434	53	0.368	53	0.434
54	0.486	54	0.405	54	0.486
55	0.543	55	0.447	55	0.543
56	0.605	56	0.493	56	0.605

113550 NJ AC 2000	34	(######)

Maximum Cost of Insurance Rates

2001 CSO Mortality Table

M A L E		F E M A L E		U N I S E X

Covered		Covered		Covered
Person’s	Monthly	Person’s	Monthly	Person’s	Monthly
Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
Last Birthday	Per 1,000	Last Birthday	Per 1,000	Last Birthday	Per 1,000

57	0.663	57	0.541	57	0.663
58	0.719	58	0.591	58	0.719
59	0.785	59	0.642	59	0.785
60	0.867	60	0.695	60	0.867
61	0.966	61	0.753	61	0.966
62	1.082	62	0.813	62	1.082
63	1.206	63	0.879	63	1.206
64	1.337	64	0.950	64	1.337
65	1.471	65	1.028	65	1.471
66	1.606	66	1.113	66	1.606
67	1.747	67	1.207	67	1.747
68	1.895	68	1.309	68	1.895
69	2.058	69	1.423	69	2.058
70	2.245	70	1.553	70	2.245
71	2.476	71	1.698	71	2.476
72	2.745	72	1.858	72	2.745
73	3.027	73	2.033	73	3.027
74	3.330	74	2.223	74	3.330
75	3.663	75	2.433	75	3.663
76	4.037	76	2.663	76	4.037
77	4.473	77	2.914	77	4.473
78	4.977	78	3.190	78	4.977
79	5.540	79	3.493	79	5.540
80	6.168	80	3.869	80	6.168
81	6.850	81	4.330	81	6.850
82	7.568	82	4.817	82	7.568
83	8.352	83	5.328	83	8.352
84	9.224	84	5.895	84	9.224
85	10.197	85	6.466	85	10.197
86	11.264	86	7.140	86	11.264
87	12.416	87	7.974	87	12.416
88	13.638	88	8.854	88	13.638
89	14.919	89	9.723	89	14.919
90	16.190	90	10.352	90	16.190
91	17.439	91	10.961	91	17.439
92	18.745	92	11.977	92	18.745
93	20.122	93	13.351	93	20.122
94	21.572	94	15.075	94	21.572
95	23.010	95	16.957	95	23.010
96	24.413	96	18.808	96	24.413
97	25.905	97	20.006	97	25.905
98	27.496	98	20.649	98	27.496
99	29.193	99	21.998	99	29.193

113550 NJ AC 2000	35	(######)

Maximum Cost of Insurance Rates

2001 CSO Mortality Table

M A L E		F E M A L E		U N I S E X

Covered		Covered		Covered
Person’s	Monthly	Person’s	Monthly	Person’s	Monthly
Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
Last Birthday	Per 1,000	Last Birthday	Per 1,000	Last Birthday	Per 1,000

100	30.813	100	23.752	100	30.813
101	32.247	101	25.658	101	32.247
102	33.771	102	27.755	102	33.771
103	35.392	103	30.059	103	35.392
104	37.113	104	32.572	104	37.113
105	38.941	105	35.227	105	38.941
106	40.881	106	37.944	106	40.881
107	42.940	107	40.707	107	42.940
108	45.124	108	43.517	108	45.124
109	47.439	109	46.420	109	47.439
110	49.892	110	49.330	110	49.892
111	52.490	111	52.135	111	52.490
112	55.239	112	54.814	112	55.239
113	58.148	113	57.566	113	58.148
114	61.223	114	61.005	114	61.223
115	64.472	115	64.279	115	64.472
116	67.898	116	67.697	116	67.898
117	71.513	117	71.325	117	71.513
118	75.318	118	74.715	118	75.318
119	79.306	119	78.255	119	79.306
120	83.333	120	83.333	120	83.333

113550 NJ AC 2000	36	(######)

Attained Age Factors

Mortality: 2001 CSO Mortality Table - Interest: 1st Year 7%; 4% Thereafter

Covered Person’s
Attained Age
Last Birthday	MALE	FEMALE	UNISEX

15	9.37008	11.06977	9.37008
16	9.05703	10.68072	9.05703
17	8.76080	10.30684	8.76080
18	8.47934	9.94640	8.47934
19	8.20850	9.59968	8.20850
20	7.94600	9.26522	7.94600
21	7.69102	8.94179	7.69102
22	7.44287	8.62971	7.44287
23	7.20143	8.32791	7.20143
24	6.96700	8.03606	6.96700
25	6.73938	7.75436	6.73938
26	6.51875	7.48243	6.51875
27	6.30556	7.22033	6.30556
28	6.09886	6.96764	6.09886
29	5.89728	6.72394	5.89728
30	5.70082	6.48886	5.70082
31	5.50946	6.26202	5.50946
32	5.32317	6.04371	5.32317
33	5.14235	5.83320	5.14235
34	4.96708	5.63067	4.96708
35	4.79738	5.43595	4.79738
36	4.63342	5.24883	4.63342
37	4.47526	5.06868	4.47526
38	4.32277	4.89513	4.32277
39	4.17594	4.72767	4.17594
40	4.03446	4.56603	4.03446
41	3.89839	4.41024	3.89839
42	3.76760	4.26015	3.76760
43	3.64205	4.11559	3.64205
44	3.52175	3.97649	3.52175
45	3.40656	3.84275	3.40656
46	3.29609	3.71436	3.29609
47	3.19007	3.59122	3.19007
48	3.08791	3.47315	3.08791
49	2.98907	3.36009	2.98907
50	2.89364	3.25187	2.89364
51	2.80166	3.14826	2.80166
52	2.71327	3.04918	2.71327
53	2.62858	2.95444	2.62858
54	2.54753	2.86382	2.54753
55	2.47020	2.77710	2.47020

113550 NJ AC 2000	37	(######)

Attained Age Factors

Mortality: 2001 CSO Mortality Table - Interest: 1st Year 7%; 4% Thereafter

Covered Person’s
Attained Age
Last Birthday	MALE	FEMALE	UNISEX

56	2.39646	2.69417	2.39646
57	2.32611	2.61489	2.32611
58	2.25865	2.53905	2.25865
59	2.19377	2.46638	2.19377
60	2.13148	2.39662	2.13148
61	2.07192	2.32958	2.07192
62	2.01523	2.26515	2.01523
63	1.96143	2.20318	1.96143
64	1.91034	2.14356	1.91034
65	1.86174	2.08619	1.86174
66	1.81537	2.03100	1.81537
67	1.77094	1.97791	1.77094
68	1.72827	1.92687	1.72827
69	1.68719	1.87781	1.68719
70	1.64764	1.83069	1.64764
71	1.60966	1.78550	1.60966
72	1.57345	1.74224	1.57345
73	1.53910	1.70082	1.53910
74	1.50640	1.66117	1.50640
75	1.47520	1.62321	1.47520
76	1.44542	1.58688	1.44542
77	1.41706	1.55207	1.41706
78	1.39018	1.51874	1.39018
79	1.36488	1.48680	1.36488
80	1.34113	1.45617	1.34113
81	1.31891	1.42708	1.31891
82	1.29813	1.39981	1.29813
83	1.27859	1.37414	1.27859
84	1.26022	1.34986	1.26022
85	1.24302	1.32693	1.24302
86	1.22702	1.30500	1.22702
87	1.21222	1.28419	1.21222
88	1.19856	1.26487	1.19856
89	1.18598	1.24684	1.18598
90	1.17436	1.22976	1.17436
91	1.16342	1.21238	1.16342
92	1.15279	1.19415	1.15279
93	1.14226	1.17576	1.14226
94	1.13152	1.15750	1.13152
95	1.12018	1.13943	1.12018
96	1.10739	1.12092	1.10739
97	1.09184	1.10078	1.09184
98	1.07166	1.07644	1.07166
99	1.03421	1.03421	1.03421

113550 NJ AC 2000	38	(######)